EXHIBIT T3B-2

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

BLOCKFI INC.

(adopted as of February 25, 2021)

The undersigned certifies that he is the duly elected, qualified, and acting Secretary of BlockFi Inc., a Delaware corporation (the “Company”) and that Article VIII of the Amended and Restated Bylaws of the Company (the “Bylaws”) has been amended to read in its entirety as follows:

“ARTICLE VIII

TRANSFER RESTRICTIONS

8.1 Restrictions on Transfer. Any stockholder holding shares of the Company’s capital stock (“Restricted Shares”) other than Major Investors, as defined in that certain Fifth Amended and Restated Investors’ Rights Agreement by and among the Company and the other parties listed therein dated on or around February 25, 2021 as may be amended from time to time, (any such stockholder, a “Restricted Stockholder”) shall not directly or indirectly transfer, sell, assign, lend, grant any option or right of warrant to purchase, pledge, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, voting rights or other interests therein, or otherwise in any manner dispose of or encumber, whether voluntarily or by operation of law, or by gift or otherwise (“transfer”), Restricted Shares or any right or interest therein (including, but not limited to, any derivative security or contract based upon such stock) without the prior written consent of the Company, upon duly authorized action by the Board, and such holder otherwise complying with the requirements of this Article VIII. The restrictions on transfer and ownership of shares set forth in this Article VIII shall be in addition to, and not limited by the provisions of any agreements currently in effect by and between the Company and any stockholder

8.2 Permitted Transfers. The restriction contained in this Article VIII shall not apply to the following transactions (each, a “Permitted Transfer”):

(i) any transfer during the Restricted Stockholder’s lifetime by gift or pursuant to domestic relations orders to the Restricted Stockholder’s immediate family or a trust for the benefit of the Restricted Stockholder or the Restricted Stockholder’s immediate family, where “immediate family” as used herein shall mean spouse, spousal equivalent, lineal descendant or antecedent, parent, sibling, stepchild, stepparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (and for avoidance of doubt shall include adoptive relationships);

(ii) any transfer or deemed transfer effected pursuant to the Restricted Stockholder’s will or the laws of intestate succession;

(iii) any transfer by an entity Restricted Stockholder to an Affiliate (as defined below) of such Restricted Stockholder, where, for purposes of this Article VIII. An “Affiliate” of an entity Restricted Stockholder shall include any individual, firm, corporation, partnership, association, limited liability company, trust or other entity who, directly or indirectly, controls, is controlled by or is under common control with such entity Restricted Stockholder or such entity Restricted Stockholder’s principal, including, without limitation, any general partner, managing member, managing partner, officer or director of such entity Restricted Stockholder, such entity Restricted Stockholder’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such entity Restricted Stockholder or such entity Restricted Stockholder’s principal;

(iv) a corporate Restricted Stockholder’s transfer of all of its Restricted Shares to a single transferee pursuant to and in accordance with the terms of any bona fide merger, consolidation, reclassification of shares or capital reorganization of the corporate Restricted Stockholder, or pursuant to a bona fide sale of all or substantially all of the stock or assets of a corporate Restricted Stockholder, provided in each case that such transfer is not essentially simply a transfer of the Restricted Shares without substantial additional assets other than cash or cash equivalents being transferred;

(v) any repurchase or redemption of Restricted Shares by the Company: (a) at or below cost, upon the occurrence of certain events, such as the termination of employment or services; or (b) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such Restricted Shares (including the purchase of such Restricted Shares by the Company’s assignee), upon duly authorized action by the Board (which shall include the Preferred Director Approval (as defined the Company’s Certificate of Incorporation)); or

(vi) any transfer upon duly authorized action by the Board (which shall include the Preferred Director Approval).

provided, however, that each transferee, assignee, or other recipient of any interest in the Restricted Shares shall, as a condition to the transfer, agree to be bound by all of the restrictions set forth in these Bylaws. Notwithstanding the foregoing exception, a Restricted Stockholder may not transfer any Restricted Shares if prior to consulting with the Company to determine whether such transfer would result in the Company having a class of security held of record by 2,000 (or such other number as may be applicable under the Exchange Act) or more persons, as described in Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 12g5-1 promulgated under the Exchange Act (or any successor provisions thereto), and no such transfer shall be effected if such transfer would result in the Company having a class of security held of record by 2,000 (or such other number as may be applicable under the Exchange Act) or more persons, as described in Section 12(g) of the Exchange Act and Rule 12g5-1 promulgated under the Exchange Act (or any successor provisions thereto).

8.3 Conditions to Transfers. As a condition to any transfer, the Company may, in its sole discretion, (i) require in connection with such transfer of Restricted Shares delivery to the Company of a written opinion of legal counsel, in form and substance satisfactory to it or its legal counsel in their respective discretion, that such transfer is exempt from applicable federal, state or other securities laws and regulations, (ii) charge the transferor, transferee or both a transfer fee in such amount as may be reasonably determined by the Company’s management in order to recoup the Company’s internal and external costs of processing such transfer, due and payable to the Company prior to or upon effectiveness of such transfer, and/or (iii) require such transfer to be effected pursuant to a standard form of transfer agreement in such customary and reasonable form as may be determined by the Company’s management from time to time in its discretion.

8.4 Void Transfers. Any sale or transfer, or purported sale or transfer, of securities of the Company shall be null and void ab initio, and the Company shall not be obligated to recognize any right, title or interest of any person or entity, in securities of the Company unless the terms, conditions, and provisions of this Article VII are strictly observed and followed.

8.5 Termination of Restrictions. The restrictions on transfer in Article VII shall terminate immediately prior to the closing of a firm commitment underwritten public offering of common stock pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

8.6 Legends. The certificates representing shares of stock of the Company shall bear on their face the following legend so long as the foregoing restrictions on transfer remain in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

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IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Amended and Restated Bylaws as of the date first written above.

/s/ Zachary Lee Prince
Zachary Lee Prince, Secretary